Exhibit 99(a)(1)(E)

Form of Electronic Notice of Amendments to the Offer to Exchange
to Internap Network Services Corporation Employees, dated December 18, 2002

Dear Employee:

In accordance with Section 13 of the Offer to Exchange Outstanding Options to Purchase Common Stock that was distributed to you on November 18, 2002 (the “Offer to Exchange”), we have supplemented and amended the Offer to Exchange to effect certain clarifications and modifications requested by the United States Securities and Exchange Commission and to update certain other disclosures in the Offer to Exchange relating to the status of our proposed reverse stock split. The full text of the Amendment No. 1 to the Schedule TO and the Amendments to the Offer to Exchange will be posted on InfoSource this morning.

In addition, in order to provide you with additional time to review the supplemented and amended Offer to Exchange, we have extended the term of the Offer. The Expiration Date of the Offer has been extended to 5:00 p.m., Eastern Time, on January 6, 2003. The Replacement Options will be granted between July 7, 2003, and August 6, 2003, on a date determined by our Board of Directors.

For additional information about the attached changes, please contact me by email at cdeach@internap.com.

Sincerely,

Chris Deach
Human Resource Specialist

AMENDMENTS TO THE OFFER TO EXCHANGE OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK DATED NOVEMBER 18, 2002

The Offer to Exchange Outstanding Options to Purchase Common Stock that was distributed to you on November 18, 2002 (the “Offer to Exchange”) is hereby supplemented and amended as follows:

1.	Question and Answer number 29 in the Summary of Terms on page 8 of the Offer to Exchange is amended to read, in its entirety, as follows:

Q29	Can I change or withdraw my election?

A29
Yes. You may change or withdraw your election at any time before 5:00 p.m., Eastern Time, on the Expiration Date. You may change or withdraw your Election Form by submitting a revised Election Form before 5:00 p.m., Eastern Time, on the Expiration Date, or a later date if we extend the Offer. You must submit a hard copy of the Election Form. To do so, you must submit your signed Election Form to Chris Deach, via hand delivery or fax at (206) 254-6117. Your signed Election Form must be received by Chris Deach before 5:00 p.m., Eastern Time, on the Expiration Date, or a later date if we extend the Offer.

In addition, if we have not accepted your Eligible Options for exchange within forty (40) business days following the Offer Date, you may withdraw your Election Form prior to our acceptance of your Eligible Options. Our method for accepting Eligible Options is detailed in Section 5. To withdraw your election after the fortieth (40th) business day following the Offer Date, you must submit a hard copy of the Election Form prior to our acceptance of your Eligible Options. You must submit your signed Election Form to Chris Deach, via hand delivery or fax at (206) 254-6117. If you elect to withdraw your election after the fortieth (40th) business day following the Offer Date, your signed Election Form must be received by Chris Deach prior to our acceptance of your Eligible Options.

2.	The fourth full paragraph in Section 3. “PROCEDURES” on page 13 of the Offer to Exchange is amended to read, in its entirety, as follows:

Determination of Validity; Rejection of Eligible Options; No Obligation to Give Notice of Defects.    We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form, no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Options that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Options that are exchanged. No Eligible Options will be accepted for exchange until all defects or irregularities have been cured by the optionholder exchanging the Eligible Options. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options, and no one will be liable for failing to give notice of any defects or irregularities.

3.	Section 4. “CHANGE IN ELECTION” on pages 13 and 14 of the Offer to Exchange is hereby amended, in its entirety, to read as follows:

4.	CHANGE OR WITHDRAWAL OF ELECTION

You may only change or withdraw your Election Form by following the procedures described in this Section 4.

You may change or withdraw your election at any time before 5:00 p.m., Eastern Time, on the Expiration Date. You must change or withdraw your Election Form by submitting a revised Election Form before 5:00 p.m., Eastern Time, on the Expiration Date, or a later date if we extend the Offer. To withdraw your Election Form fill in a zero in the space designated “Number of Unexercised Shares Subject to Option”. You must submit a hard copy of the Election Form. To do so, you must submit your signed Election Form to Chris Deach, via hand delivery or fax at (206) 254-6117. Your signed Election Form must be received by Chris Deach before 5:00 p.m., Eastern Time, on the Expiration Date, or a later date if we extend the Offer.

In addition, if we have not accepted your Eligible Options for exchange within forty (40) business days following the Offer Date, you may withdraw your Election Form prior to our acceptance of your Eligible Options. Our method for accepting Eligible Options is detailed in Section 5. To withdraw your election after the fortieth (40th) business day following the Offer Date, you must submit a hard copy of the Election Form prior to our acceptance of your Eligible Options. To withdraw your Election Form fill in a zero in the space designated “Number of Unexercised Shares Subject to Option”. You must submit your signed Election Form to Chris Deach, via hand delivery or fax at (206) 254-6117. To withdraw your election after the fortieth (40th) business day following the Offer Date, your signed Election Form must be received by Chris Deach prior to our acceptance of your Eligible Options.

The delivery of the revised Election Forms and any other required documents are at the sole risk of the optionholder. Delivery will be deemed made only when actually received by us.

4.
The first sentence in Section 5. “ACCEPTANCE OF ELIGIBLE OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS” on page 14 of the Offer to Exchange is hereby amended, in its entirety, to read as follows:

On the terms and subject to the conditions of this Offer, after the Expiration Date we will promptly accept Eligible Options for exchange and promptly provide you with a notice confirming our acceptance of your Eligible Options and stating the number of Replacement Options that we will grant to you.

5.	Section 6. “CONDITIONS OF THE OFFER” on pages 14 and 15 of the Offer to Exchange is hereby amended, in its entirety, to read as follows:

6.	CONDITIONS OF THE OFFER

We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case at any time on or before the Expiration Date, if any one of the following events occur:

•
any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•	any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our judgment, would or might directly or indirectly:

(a)    make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

(c) materially impair the benefits we believe we will receive from the Offer; or

(d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	there is:

(a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)    any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (Exchange Act), has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)    any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(c)    any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•	our common stock is de-listed (or threatened with immediate de-listing) from the NASDAQ SmallCap Market.

The conditions to the Offer are for our benefit. We may assert or waive one or more of these conditions, whether or not we waive any other condition, in our discretion at any time and from time to time before the Expiration Date. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

6.	The first sentence in the first paragraph of Section 17. “FORWARD LOOKING STATEMENTS; MISCELLANEOUS” on page 43 of the Offer to Exchange is amended to read, in its entirety, as follows:

This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (“Section 27A”) and Section 21E of the Securities Exchange Act of 1934 (“Section 21E”); however, the safe harbors of Section 27A and Section 21E do not apply to statements made in connection with this Offer.

7.
The term “Expiration Date” as used throughout the Offer has been amended and restated to read as follows throughout the Offer to Exchange “5:00 p.m., Eastern Time, on January 6, 2003, or a later date, if we extend the Offer”. As a result, the Replacement Options will be granted between July 7, 2003, and August 5, 2003, on a date determined by our Board of Directors.

8.	Question and Answer number 34 in the Summary of Terms on page 9 of the Offer to exchange is amended to read, in its entirety, as follows:

Q34	What happens if the Company effects a reverse stock split of its common stock prior to the Replacement Option Grant Date?

A34
We held a special meeting of our stockholders on December 17, 2002, at which our shareholders approved several amendments to our certificate of incorporation granting authority to our board of directors to implement a reverse stock split of our common stock. If we actually implement a reverse stock split, the number of shares covered by your Replacement Options will be correspondingly reduced. In addition, the exercise price of your Replacement Options will likely be higher than it otherwise would have been absent the reverse stock split. A reverse stock split may have the effect of reducing the liquidity of our common stock. (See Section 15—Risk Factors—Risks Related to Our Business—Our Board of Directors May Decide to Implement a Reverse Stock Split, Which Could Have a Negative Impact on the Price and Liquidity of Our Common Stock).

9.
The risk factor entitled “Our Board of Directors May Decide to Implement a Reverse Stock Split, Which Could Have a Negative Impact on the Price and Liquidity of Our Common Stock,” appearing on pages 32-33 of Section 15 – Risk Factors, is amended to read, in its entirety, as follows:

Our Board of Directors May Decide to Implement a Reverse Stock Split, Which Could Have a Negative Impact on the Price and Liquidity of Our Common Stock.    On October 28, 2002, we filed a preliminary proxy statement and on November 8, 2002, we filed a definitive proxy statement with the SEC, requesting that our stockholders approve several amendments to our certificate of incorporation providing for a reverse stock split and that, if approved by our stockholders, would allow our board of directors, in its sole discretion, to implement a reverse stock split. A special meeting of our stockholders was held on December 17, 2002, and our stockholders approved the amendments. If our board of directors effects a reverse stock split in order to attempt to achieve compliance with the Nasdaq $1.00 minimum bid price requirement, our market capitalization could significantly decline as a result of the stock split and/or our announcement of the reverse stock split. In addition, we cannot assure you that a reverse stock split would increase our stock price sufficiently to satisfy the Nasdaq $1.00 minimum bid price requirement. A reverse stock split could result in a significant devaluation of our market capitalization and our share price, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits in an effort to maintain their Nasdaq listings. The reduced number of shares of our common stock resulting from a reverse stock split could also adversely affect the liquidity of our common stock.

Further, a reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult for our stockholders to sell than shares of our common stock in even multiples of 100 and can result in increased brokerage commissions. Similarly, a reverse stock split could reduce our number of “round lot” stockholders, which are holders of 100 or more shares of our common stock. Nasdaq continued inclusion requirements require us to maintain a specified minimum number of round lot stockholders. Also, because a reverse stock split would result in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect, although neither the board of directors nor our management views the possible reverse stock split in that perspective. However, the board of directors, subject to its fiduciary duties and applicable law, could use this increased number of authorized but unissued shares of our common stock to frustrate persons seeking to take over or otherwise gain control of us by, for example, privately placing shares of our common stock with purchasers who might side with the board of directors in opposing a hostile takeover bid. Shares of our common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our by-laws or certain provisions of our certificate of incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of us if such transaction were opposed by the board of directors. Further, subject to Nasdaq rules on stock issuances, the increased number of authorized but unissued shares of our common stock could be issued by the board of directors without further stockholder approval, which could result in dilution to the holders of our common stock.